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THE LOEWEN GROUP INC.
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                                                   (NYSE, TSE, ME: LWN)    NEWS
Investor contacts:
Paul Wagler, Senior Vice President, Finance        Media Contact:
                                                   Dave Laundy, Vice President,
Dwight Hawes, Vice President, Finance              Corporate Communications
The Loewen Group Inc.                              Tel: (604) 293-7857

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                              FOR IMMEDIATE RELEASE

                   LOEWEN GROUP ANNOUNCES SALE OF INTEREST IN

                          ARBOR MEMORIAL SERVICES, INC.


VANCOUVER, BC, August 11, 1997 -- The Loewen Group today announced it has entered into an agreement to sell its minority interest in Arbor Memorial Services Inc., an operator of funeral homes and cemeteries in Canada, for approximately US$69 million. This sale, which is subject to Canadian regulatory approval, is anticipated to be recorded in the third quarter of 1997 and will result in a gain before taxes of US$26 million. While Loewen continues to view Arbor as
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an attractive operation, it does not believe that a minority interest in the company is the most effective use of its capital at this time.

With corporate offices in Vancouver and Philadelphia, The Loewen Group Inc. is the second largest and fastest growing funeral home and cemetery operator in North America in terms of revenues and assets. The Company employs approximately 17,000 people and owns or operates more than 1,000 funeral homes and some 400 cemeteries across the United States and Canada. Over 90 per cent of the Company's revenue is derived from the United States.


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